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                        AGREEMENT AND PLAN OF REORGANIZATION

                                     BY AND AMONG


                            PENTEGRA DENTAL GROUP, INC.,

                             OMER K. REED, D.D.S., LTD.

                                         and

                                OMER K. REED, D.D.S.

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                                  TABLE OF CONTENTS



                                                                            PAGE
                                                                            ----
Section 1.    TERMS OF THE REORGANIZATION
1.2   MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
1.3   CERTIFICATE OF INCORPORATION; BYLAWS. . . . . . . . . . . . . . . . .   2
1.7   SUBSEQUENT ACTIONS. . . . . . . . . . . . . . . . . . . . . . . . . .   2

Section 2.    REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS.
2.1   CORPORATE EXISTENCE; GOOD STANDING. . . . . . . . . . . . . . . . . .   2
2.2   POWER AND AUTHORITY FOR TRANSACTIONS. . . . . . . . . . . . . . . . .   3
2.3   PERMITS, LICENSES AND GOVERNMENTAL AUTHORIZATIONS . . . . . . . . . .   3
2.4   CONSENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
2.5   DISTRIBUTIONS AND REPURCHASES . . . . . . . . . . . . . . . . . . . .   3
2.6   CORPORATE RECORDS . . . . . . . . . . . . . . . . . . . . . . . . . .   3
2.7   COMPANY'S FINANCIAL INFORMATION . . . . . . . . . . . . . . . . . . .   4
2.8   LEASES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
2.9   CONDITION OF ASSETS . . . . . . . . . . . . . . . . . . . . . . . . .   4
2.10  TITLE TO AND ENCUMBRANCES ON PROPERTY . . . . . . . . . . . . . . . .   4
2.11  INVENTORIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
2.12  INTELLECTUAL PROPERTY RIGHTS; NAMES . . . . . . . . . . . . . . . . .   4
2.13  DIRECTORS AND OFFICERS; PAYROLL INFORMATION; EMPLOYEES. . . . . . . .   4
2.14  LEGAL PROCEEDINGS . . . . . . . . . . . . . . . . . . . . . . . . . .   5
2.15  CONTRACTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
2.16  SUBSEQUENT EVENTS . . . . . . . . . . . . . . . . . . . . . . . . . .   6
2.17  TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
2.18  COMMISSIONS AND FEES. . . . . . . . . . . . . . . . . . . . . . . . .   7
2.19  LIABILITIES; DEBT . . . . . . . . . . . . . . . . . . . . . . . . . .   7
2.20  INSURANCE POLICIES. . . . . . . . . . . . . . . . . . . . . . . . . .   7
2.21  EMPLOYEE BENEFIT PLANS. . . . . . . . . . . . . . . . . . . . . . . .   7
2.22  ADVERSE AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . .   8
2.23  COMPLIANCE WITH LAWS IN GENERAL . . . . . . . . . . . . . . . . . . .   8
2.24  THIRD PARTY PAYORS. . . . . . . . . . . . . . . . . . . . . . . . . .   8
2.25  NO UNTRUE REPRESENTATIONS . . . . . . . . . . . . . . . . . . . . . .   8
2.26  BANKING RELATIONS . . . . . . . . . . . . . . . . . . . . . . . . . .   8
2.27  OWNERSHIP INTERESTS OF INTERESTED PERSONS; COMPETITORS. . . . . . . .   9
2.28  PAYORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

Section 3.    REPRESENTATIONS AND WARRANTIES OF PENTEGRA
3.1   CORPORATE EXISTENCE: GOOD STANDING. . . . . . . . . . . . . . . . . .   9
3.2   POWER AND AUTHORITY; CONSENTS . . . . . . . . . . . . . . . . . . . .   9
3.3   PERMITS, LICENSES AND GOVERNMENTAL AUTHORIZATIONS . . . . . . . . . .   9
3.4   LEGAL PROCEEDINGS . . . . . . . . . . . . . . . . . . . . . . . . . .   9
3.5   TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
3.6   COMMISSIONS AND FEES. . . . . . . . . . . . . . . . . . . . . . . . .  10
3.7   CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
3.8   NO UNTRUE REPRESENTATIONS . . . . . . . . . . . . . . . . . . . . . .  10

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Section 4.    COVENANTS OF COMPANY AND SHAREHOLDERS.
4.1   CONSUMMATION OF AGREEMENT; EXHIBITS . . . . . . . . . . . . . . . . .  10
4.2   BUSINESS OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . . .  10
4.3   ACCESS AND NOTICE . . . . . . . . . . . . . . . . . . . . . . . . . .  10
4.4   APPROVALS OF THIRD PARTIES AND PERMITS AND CONSENTS . . . . . . . . .  10
4.5   ACQUISITION PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . .  11
4.6   FUNDING OF ACCRUED EMPLOYEE BENEFITS. . . . . . . . . . . . . . . . .  11
4.7   EMPLOYEE MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . .  11
4.8   DISTRIBUTIONS AND REPURCHASES . . . . . . . . . . . . . . . . . . . .  11
4.9   REQUIREMENTS TO EFFECT REORGANIZATION . . . . . . . . . . . . . . . .  11
4.10  ACCOUNTING AND TAX MATTERS. . . . . . . . . . . . . . . . . . . . . .  11
4.11  WAIVER OF BULK TRANSFER COMPLIANCE. . . . . . . . . . . . . . . . . .  11
4.12  LEASE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
4.13  HIRING OF EMPLOYEES . . . . . . . . . . . . . . . . . . . . . . . . .  12
4.14  EMPLOYEE BENEFIT PLANS. . . . . . . . . . . . . . . . . . . . . . . .  12
4.15  INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
4.17  CORPORATE RECORDS . . . . . . . . . . . . . . . . . . . . . . . . . .  12
4.18  POWER AND AUTHORITY FOR TRANSACTIONS. . . . . . . . . . . . . . . . .  12
4.19  NO BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
4.20  COMPLIANCE WITH LAWS. . . . . . . . . . . . . . . . . . . . . . . . .  13

Section 5.    COVENANTS OF PENTEGRA
5.1   CONSUMMATION OF AGREEMENT; EXHIBITS . . . . . . . . . . . . . . . . .  13
5.2   APPROVALS OF THIRD PARTIES AND PERMITS AND CONSENTS . . . . . . . . .  13

Section 6.    COVENANTS OF PENTEGRA AND COMPANY AND SHAREHOLDERS
6.1   FILINGS; OTHER ACTIONS. . . . . . . . . . . . . . . . . . . . . . . .  13

Section 7.    PENTEGRA CONDITIONS PRECEDENT
7.1   REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . .  14
7.2   COVENANTS AND CONDITIONS. . . . . . . . . . . . . . . . . . . . . . .  14
7.3   PROCEEDINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
7.4   NO MATERIAL ADVERSE CHANGE. . . . . . . . . . . . . . . . . . . . . .  14
7.5   DUE DILIGENCE REVIEW. . . . . . . . . . . . . . . . . . . . . . . . .  14
7.6   APPROVAL BY THE BOARD OF DIRECTORS. . . . . . . . . . . . . . . . . .  14
7.7   SERVICE AGREEMENT; GUARANTY AGREEMENT . . . . . . . . . . . . . . . .  14
7.8   EMPLOYMENT ARRANGEMENTS . . . . . . . . . . . . . . . . . . . . . . .  14
7.9   CONSENTS AND APPROVALS. . . . . . . . . . . . . . . . . . . . . . . .  14
7.10  CLOSING DELIVERIES. . . . . . . . . . . . . . . . . . . . . . . . . .  14
7.11  DEBT AND RECEIVABLES. . . . . . . . . . . . . . . . . . . . . . . . .  14
7.12  INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
7.13  NO CHANGE IN WORKING CAPITAL. . . . . . . . . . . . . . . . . . . . .  15
7.14  SECURITIES APPROVAL . . . . . . . . . . . . . . . . . . . . . . . . .  15

Section 8.    COMPANY'S AND SHAREHOLDERS' CONDITIONS PRECEDENT
8.1   REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . .  15
8.2   COVENANTS AND CONDITIONS. . . . . . . . . . . . . . . . . . . . . . .  15
8.3   PROCEEDINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
8.4   CLOSING DELIVERIES. . . . . . . . . . . . . . . . . . . . . . . . . .  15
8.5   SECURITIES APPROVAL . . . . . . . . . . . . . . . . . . . . . . . . .  15

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Section 9.    CLOSING DELIVERIES
9.1   DELIVERIES OF COMPANY AND SHAREHOLDERS. . . . . . . . . . . . . . . .  15
9.2   DELIVERIES OF PENTEGRA. . . . . . . . . . . . . . . . . . . . . . . .  16

Section 10.   NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION
10.1  NATURE AND SURVIVAL . . . . . . . . . . . . . . . . . . . . . . . . .  17
10.2  INDEMNIFICATION BY PENTEGRA . . . . . . . . . . . . . . . . . . . . .  17
10.3  INDEMNIFICATION BY COMPANY AND SHAREHOLDERS . . . . . . . . . . . . .  18
10.4  INDEMNIFICATION PROCEDURE . . . . . . . . . . . . . . . . . . . . . .  19
10.5  RIGHT OF SETOFF . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

Section 11.   TERMINATION

Section 12.   TRANSFER REPRESENTATIONS
12.1  TRANSFER RESTRICTIONS . . . . . . . . . . . . . . . . . . . . . . . .  20
12.2  INVESTMENTS; COMPLIANCE WITH LAW. . . . . . . . . . . . . . . . . . .  20
12.3  ECONOMIC RISK; SOPHISTICATION . . . . . . . . . . . . . . . . . . . .  21

Section 13.   NONDISCLOSURE OF CONFIDENTIAL INFORMATION

Section 14.   MISCELLANEOUS
14.1  TAX COVENANT. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
14.2  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
14.3  FURTHER ASSURANCES. . . . . . . . . . . . . . . . . . . . . . . . . .  22
14.4  EACH PARTY TO BEAR COSTS. . . . . . . . . . . . . . . . . . . . . . .  22
14.5  PUBLIC DISCLOSURES. . . . . . . . . . . . . . . . . . . . . . . . . .  22
14.6  GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
14.7  CAPTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
14.8  INTEGRATION OF EXHIBITS . . . . . . . . . . . . . . . . . . . . . . .  22
14.9  ENTIRE AGREEMENT/AMENDMENT. . . . . . . . . . . . . . . . . . . . . .  22
14.10 COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
14.11 BINDING EFFECT/ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . .  23
14.12 COSTS OF ENFORCEMENT. . . . . . . . . . . . . . . . . . . . . . . . .  23
14.13 PRORATIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
14.14 AMENDMENTS; WAIVERS . . . . . . . . . . . . . . . . . . . . . . . . .  23
14.15 ARBITRATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
14.16 SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24


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                        AGREEMENT AND PLAN OF REORGANIZATION


    This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), made and executed as of August 20, 1997, is by and among PENTEGRA DENTAL GROUP, INC., a Delaware corporation ("Pentegra"), OMER K. REED, D.D.S., LTD., an Arizona professional corporation ("Company") and OMER K. REED, D.D.S., shareholder of Company (referred to herein as "Shareholder" or "Shareholders").


                                     WITNESSETH:


    WHEREAS, Company operates a dental practice ("Business") and Pentegra is engaged in the business of managing certain non-dentistry aspects of dental practices;

    WHEREAS, the Boards of Directors of the Company and Pentegra have determined that a reorganization between each of them is in the best interests of their respective companies;

    WHEREAS, Pentegra or its affiliated designee has entered into or intends to enter into Agreements and Plans of Reorganization, Asset Contribution Agreements and other acquisition agreements (collectively, the "Other Agreements") with such persons or entities or the stockholders of such entities listed on EXHIBIT A (together with Company, the "Target Companies") and simultaneously with the closing of the reorganization contemplated herein, intends to consummate its initial public offering ("Initial Public Offering") of shares of its common stock, par value $.01 per share ("Pentegra Common Stock");

    WHEREAS, it is intended for Federal income tax purposes that the reorganization contemplated by this Agreement shall qualify as an reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended ("IRC" or "Code");

    WHEREAS, the consummation of the transfers to Pentegra pursuant to this Agreement is intended to occur in connection with, and is conditioned upon, the simultaneous consummation of the transfers contemplated by the Other Agreements and the Initial Public Offering.
 .
    NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties agree as follows:


SECTION 1.    TERMS OF THE REORGANIZATION.

    1.1 THE CLOSING. The closing of the transactions contemplated hereby shall take place at 10:00 am local time, at the offices of Jackson & Walker, L.L.P., on the day on which the Initial Public Offering of Pentegra Common Stock is consummated. The date on which the Closing occurs is hereinafter referred to as the "Closing Date".

    1.2 MERGER. Subject to and upon the terms and conditions contained herein, on the Closing Date, the Company shall be merged with and into Pentegra (or its designated affiliate, in which case, the references herein to Pentegra shall be to such designated affiliate and its shares of common stock) in accordance with this Agreement and the separate corporate existence of the Company shall thereupon cease ("Merger"). Pentegra shall be the surviving corporation in the Merger ("Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware and the separate corporate existence of Pentegra


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with all rights, privileges, powers, immunities and purposes shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law and the Arizona Business Corporation Law.
If all the conditions to the Merger set forth herein shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance herewith, the parties hereto shall cause to be properly executed and filed on the Closing Date Certificates of Merger for the Company meeting the applicable legal requirements. The Mergers shall become effective on the Closing Date or the filing of such documents, in accordance with applicable law, or at such later time as the parties hereto have agreed upon and designated in such merger filings.

    1.3 CERTIFICATE OF INCORPORATION; BYLAWS. The Certificate of Incorporation and Bylaws of Pentegra shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until duly amended in accordance with their terms.

    1.4 DIRECTORS; OFFICERS. The persons who are directors of Pentegra immediately prior to the effective date of the Merger shall be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws. The persons who are officers of Pentegra immediately prior to the effective date of the Merger shall be the officers of the Surviving Corporation and shall hold their respective offices until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

    1.5 CONVERSION OF COMPANY COMMON STOCK. As a result of the Merger and without any action on the part of the holder thereof, all shares of the Company's common stock issued and outstanding on the effective date of the Merger shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate of representing shares of Company common stock shall thereafter cease to have any rights with respect to such shares except the right to receive the consideration set forth on ANNEX I
attached hereto (the "Merger Consideration").   Each share of common stock of
the Company held in treasury at the effective date of the Merger shall cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor. On the effective date of the Merger, each share of Pentegra Common Stock issued and outstanding shall, by virtue of he Mergers, and without any action on the part of the holder thereof, continue unchanged and remain outstanding as a share of validly issued, fully paid and nonassessable share of Surviving Corporation common stock.

    1.6 EXCHANGE OF STOCK CERTIFICATES. On the effective date of the Merger, the Shareholders, as the holders of a certificate or certificates representing shares of Company common stock shall, upon surrender of such certificate or certificates, receive the Merger Consideration, and until the certificate or certificates of Company common stock shall have been surrendered by the Shareholder and replaced by a certificate or certificates representing Pentegra Common Stock (as set forth on ANNEX I), the certificate or certificates of Company common stock shall, for all purposes be deemed to evidence ownership of the number of shares of Pentegra Common Stock determined in accordance with the provisions of ANNEX I. All shares of Pentegra Common Stock issuable to the Shareholders in the Merger shall be deemed for all purposes to have been issued by Pentegra on the Closing Date. The Shareholders shall deliver to Pentegra at Closing the certificate or certificates representing the Company common stock owned by them, duly endorsed in blank by the Shareholders, or accompanied by duly executed blank stock powers, and with all necessary transfer tax and other revenue stamps, acquired at the Shareholder's expense, affixed and cancelled.

    1.7 SUBSEQUENT ACTIONS. If, at any time after the Closing Date, Pentegra shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in Pentegra its right, title or interest in, to or under any of the Assets or otherwise to carry out this Agreement, in return for the consideration set forth in this Agreement, the Company and Shareholders shall excecute and deliver all such deeds, bills of sale,


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assignments and assurances and take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under the Assets in Pentegra or otherwise to carry out this Agreement.

SECTION 2.    REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS.

    Company and Shareholders, jointly and severally, hereby represent and warrant to Pentegra as follows:

    2.1 CORPORATE EXISTENCE; GOOD STANDING. Company is a professional corporation or association, as applicable, duly organized, validly existing and in good standing under the laws of the State of Arizona. Company has all necessary corporate powers to own all of its assets and to carry on its business as such business is now being conducted. Company does not own stock in or control, directly or indirectly, any other corporation, association or business organization, nor is Company a party to any joint venture or partnership. The Shareholders are the sole shareholders of Company and own all outstanding shares of capital stock free of all security interests, claims, encumbrances and liens in the amounts set forth on EXHIBIT 2.1. Each share of Company's common stock has been legally and validly issued and fully paid and nonassessable. No shares of capital stock of Company are owned by Company in treasury. There are no outstanding (a) bonds, debentures, notes or other obligations the holders of which have the right to vote with the stockholders of Company on any matter, (b) securities of Company convertible into equity interests in Company, or (c) commitments, options, rights or warrants to issue any such equity interests in Company, to issue securities of Company convertible into such equity interests, or to redeem any securities of Company. No shares of capital stock of Company have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of Company's stockholders. Company is not required to qualify to do business as a foreign corporation in any other state or jurisdiction by reason of its business, properties or activities in or relating to such other state or jurisdiction. Company does not have any assets, employees or offices in any state other than the state set forth in the first sentence of this SECTION 2.1.

    2.2 POWER AND AUTHORITY FOR TRANSACTIONS. Company has the corporate power to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered by it pursuant to this Agreement or to be executed and delivered on the Closing Date, and has taken all action required by law, its Articles or Certificate of Incorporation, its Bylaws or otherwise, to authorize the execution, delivery and performance of this Agreement and such related documents. Each Shareholder has the legal capacity to enter into and perform this Agreement and the other agreements to be executed and delivered in connection herewith. Company has obtained the approval of its stockholders necessary to the consummation of the transactions contemplated herein. This Agreement and all agreements and documents executed and delivered in connection herewith have been, or will be as of the Closing Date, duly executed and delivered by Company and Shareholders, as appropriate, and constitute or will constitute the legal, valid and binding obligations of Company and Shareholders, enforceable against Company and Shareholders in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. The execution and delivery of this Agreement, and the agreements executed and delivered pursuant to this Agreement or to be executed and delivered on the Closing Date, do not, and, subject to the receipt of consents described on EXHIBIT 2.4, the consummation of the actions contemplated hereby will not, violate any provision of the Articles or Certificate of Incorporation or Bylaws of Company or any provisions of, or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, rent, instrument, order, arbitration award, judgment or decree to which Company or any Shareholder is a party or by which Company or any Shareholder is bound, or violate any material restrictions of any kind to which Company is subject, or result in any lien or encumbrance on any of Company's assets or the Assets.

    2.3 PERMITS, LICENSES AND GOVERNMENTAL AUTHORIZATIONS. All building or other permits, certificates of occupancy, concessions, grants, franchises, licenses, certificates of need and other governmental authorizations and approvals required for the conduct of the Business or the use of the Assets, or waivers thereof, have been duly obtained and are in full force and effect and are described on EXHIBIT 2.3. There are no proceedings pending or, to the knowledge of Company and Shareholders, threatened, which may result in the revocation, cancellation or suspension, or any adverse modification, of any such licenses or permits.

    2.4 CONSENTS. Except as set forth on EXHIBIT 2.4, no consent, authorization, permit, license or filing with any governmental authority, any lender, lessor, any manufacturer or supplier or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement and the agreements and documents contemplated hereby on the part of Company or Shareholders.

    2.5 DISTRIBUTIONS AND REPURCHASES. No distribution, payment or dividend of any kind has been declared or paid by Company on any of its capital stock since the Balance Sheet Date. No repurchase of any of Company's capital stock has been approved, effected or is pending, or is contemplated by Company.

    2.6 CORPORATE RECORDS. True and correct copies of the Articles or Certificate of Incorporation, Bylaws and minutes of Company and all amendments thereto have been delivered to Pentegra. The minute books of Company contain accurate minutes of all meetings of and consents to actions taken without meetings of the Board of Directors and stockholders of Company since its formation. The books of account of Company have been kept accurately in the ordinary course of business and the revenues, expenses, assets and liabilities of Company have been properly recorded in such books.

    2.7 COMPANY'S FINANCIAL INFORMATION. Company has heretofore furnished Pentegra with copies of its unaudited balance sheet and related unaudited statements of income, retained earnings and cash flows for its prior two full fiscal years, as well as copies of its unaudited balance sheet as of December 31, 1996 and June 30, 1997 (collectively, the "Balance Sheet" and the latest date thereof shall be referred to as the "Balance Sheet Date") and any related unaudited statements of income, retained earnings, schedule of accounts receivable, accounts payable and accrued liabilities, and cash flows for the twelve months then ended (collectively, with the related notes thereto, the "Financial Statements"). The Financial Statements fairly present the financial condition and results of operations of Company as of the dates and for the periods indicated and reflect all fixed and contingent liabilities of Company.

    2.8 LEASES. EXHIBIT 2.8 attached hereto sets forth a list of all leases pursuant to which Company or any Shareholder leases, as lessor or lessee, real or personal property used in operating the Business, related to the Assets or otherwise. All such leases listed on EXHIBIT 2.8 are valid and enforceable in accordance with their respective terms, and there is not under any such lease any existing default by Company, as lessor or lessee, or any condition or event of which any Shareholder or Company has knowledge which with notice or lapse of time, or both, would constitute a default, in respect of which Company or Shareholders have not taken adequate steps to cure such default or to prevent a default from occurring.

    2.9  CONDITION OF ASSETS.   All of the Assets are in good condition and
repair subject to normal wear and tear and conform with all applicable ordinances, regulations and other laws, and Company and Shareholders have no knowledge of any latent defects therein.

    2.10 TITLE TO AND ENCUMBRANCES ON PROPERTY. Company has good, valid and marketable title to all of the Assets, free and clear of any liens, claims, charges, exceptions or encumbrances, except for those, if any, which are set forth in EXHIBIT 2.10 attached hereto. Company shall cause all encumbrances set forth on EXHIBIT 2.10 (other than those encumbrances indicated on EXHIBIT 1.3(b)) to be released or terminated prior to the Closing Date and evidence of such releases of liens and claims shall be provided to Pentegra on the Closing Date and the Assets shall not be used to satisfy such liens, claims or encumbrances.

    2.11 INVENTORIES.    All of the Assets constituting inventory are owned or
used by Company, are in good, current, standard and merchantable condition and are not obsolete or defective.

    2.12 INTELLECTUAL PROPERTY RIGHTS; NAMES. Except as set forth on EXHIBIT 2.12, Company has no right, title or interest in or to patents, patent rights, corporate names, assumed names, manufacturing processes, trade names, trademarks, service marks, inventions, specialized treatment protocols,
copyrights, formulas and trade secrets or similar items.   Set forth in
EXHIBIT 2.12 is a listing of all names of all predecessor companies of Company, including the names of any entities from whom Company previously acquired significant assets. Except for off-the-shelf software licenses and except as set forth on EXHIBIT 2.12, Company is not a licensee in respect of any patents, trademarks, service marks, trade names, copyrights or applications therefor, or manufacturing processes, formulas or trade secrets or similar items and no such licenses are necessary for the conduct of the Business or the use of the Assets. No claim is pending or has been made to the effect that the Assets or the present or past operations of Company in connection with the Assets or Business infringe upon or conflict with the asserted rights of others to any patents, patent rights, manufacturing processes, trade names, trademarks, service marks, inventions, licenses, specialized treatment protocols, copyrights, formulas, know-how and trade secrets. Company has the sole and exclusive right to use all Assets constituting proprietary rights without infringing or violating the rights of any third parties and no consents of any third parties are required for the use thereof by Pentegra.

    2.13 DIRECTORS AND OFFICERS; PAYROLL INFORMATION; EMPLOYEES.  Set forth on
EXHIBIT 2.13 attached hereto is a true and complete list, as of the date of this Agreement of: (a) the name of each director and officer of Company and the offices held by each, (b) the most recent payroll report of Company, showing all current employees of Company and their current levels of compensation, (c) promised increases in compensation of employees of Company that have not yet been effected, (d) oral or written employment agreements, consulting agreements or independent contractor agreements (and all amendments thereto) to which Company is a party, copies of which have been delivered to Pentegra, and (e) all employee manuals, materials, policies, procedures and work-related rules, copies of which have been delivered to Pentegra. Company is in compliance with all applicable laws, rules, regulations and ordinances respecting employment and employment practices. Company has not engaged in any unfair labor practice. There are no unfair labor practices charges or complaints pending or threatened against Company, and Company has never been a party to any agreement with any union, labor organization or collective bargaining unit.

    2.14 LEGAL PROCEEDINGS. Neither any Shareholder, Company nor the Business nor any of the Assets is subject to any pending, nor does Company or any Shareholder have knowledge of any threatened, litigation, governmental investigation, condemnation or other proceeding against or relating to or affecting Company, any Shareholder, the Business, the Assets or the transactions contemplated by this Agreement, and, to the knowledge of Company and Shareholders, no basis for any such action exists, nor is there any legal impediment of which Company or any Shareholder has knowledge to the continued operation of its business or the use of the Assets in the ordinary course, subject to consents set forth on EXHIBIT 2.4.

    2.15 CONTRACTS. Company has delivered to Pentegra true copies of all written, and disclosed to Pentegra all oral, outstanding contracts, obligations and commitments of Company ("Contracts"), entered into in connection with and related to the Assets or the Business, all of which are listed or incorporated by reference on EXHIBIT 2.8 (in the case of leases), EXHIBIT 2.13 (in the case of employment agreements) and EXHIBIT 2.15 (in the case of Contracts other than leases) attached hereto. Except as otherwise indicated on such Exhibits, all of such Contracts are valid, binding and enforceable in accordance with their terms and are in full force and effect, and no defenses, offsets or counterclaims have been asserted or may be made by any party thereto. Except as indicated on such Exhibits, there is not under any such Contract any existing default by Company or any Shareholder, or any condition or event of which Company or any Shareholder has knowledge which with notice or lapse of time, or both, would constitute a default. Company and

Shareholders have no knowledge of any default by any other party to such Contracts. Company and Shareholders have not received notice of the intention of any party to any Contract to cancel or terminate any Contract and have no reason to believe that any amendment or change to any Contract is contemplated by any party thereto. Other than those contracts, obligations and commitments listed on EXHIBIT 2.8, EXHIBIT 2.13 and EXHIBIT 2.15, Company are not a party to any material written or oral agreement contract, lease or arrangement, including without limitation, any:

         (a)  Contract related to the Assets other than this Agreement;

         (b)  Employment, consulting or compensation agreement or arrangement;

         (c)  Labor or collective bargaining agreement;

         (d) Lease agreement with respect to any property, whether as lessor or lessee;

         (e) Deed, bill of sale or other document evidencing an interest in or agreement to purchase or sell real or personal property;

         (f) Contract for the purchase of materials, supplies or equipment (i) which is in excess of the requirements of the Business now booked or for normal operating inventories, or (ii) which is not terminable upon notice of thirty
(30) days or less;

         (g) Agreement for the purchase from a supplier of all or substantially all of the requirements of the Business of a particular product or service;

         (h) Loan agreement or other contract for money borrowed or lent or to be borrowed or lent to another;

         (i)  Contracts containing non-competition covenants;

         (j) Financial or similar contracts or agreements with patients of the Company or Shareholders, oral or written, that provide for prepayments or deferred installment payments; or

         (k) Other contracts or agreements that involve either an unperformed commitment in excess of $1,000 or that terminate or can only be terminated by Company on more than 30 days after the date hereof.

    2.16 SUBSEQUENT EVENTS. Other than as set forth on EXHIBIT 2.16, Company has not, since the Balance Sheet Date:

         (a) Incurred any material obligation or liability (absolute, accrued, contingent or otherwise) or entered into any contract, lease, license or commitment, except in connection with the performance of this Agreement;

         (b) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) other than (i) liabilities shown or reflected on the Balance Sheet, (ii) liabilities incurred since the Balance Sheet Date in the ordinary course of business;

         (c) Formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity;

         (d) Made any payments to or loaned any money to any person or entity other than in the ordinary course of business;

         (e) Lost or terminated any employee, patient, customer or supplier that has or may have, individually or in the aggregate, a material adverse effect on the Business;

         (f) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor, except as may have been required due to income or operations of Company since the Balance Sheet Date;

         (g) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the Assets, tangible or intangible;

         (h) Sold or contracted to sell or transferred or contracted to transfer any of the Assets or any other assets used in the conduct of the Business, canceled any debts or claims or waived any rights, except in the ordinary course of business;

         (i) Except in the ordinary course or business consistent with past practices, granted any increase in the rates of pay of employees, consultants or agents, or by means of any bonus or pension plan, contract or other commitment, increased the compensation of any officer, employee, consultant or agent;

         (j) Authorized or incurred any capital expenditures in excess of Five Thousand and No/100 Dollars ($5,000.00);

         (k) Except for this Agreement and any other agreement executed and delivered pursuant to this Agreement, entered into any material transaction other than in the ordinary course of business or permitted hereunder;

         (l) Redeemed, purchased, sold or issued any stock, bonds or other securities;

         (m) Experienced damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any of its properties, assets or business or the Business or the Assets, or experienced any other material adverse change in its financial condition, assets, prospects, liabilities or business;

         (n) Declared or paid a distribution, payment or dividend of any kind on the capital stock of Company;

         (o) Repurchased, approved any repurchase or agreed to repurchase any of Company's capital stock; or

         (p) Suffered any material adverse change in the Business or to the Assets.

    2.17 TAXES. (a) Company has filed all tax returns (including tax reports and other statements) required to have been filed by it, and has paid all taxes (including any interest, penalty or additions thereto) required to have been paid by it. All such tax returns are complete and accurate in all respects and properly reflect the relevant taxes for the periods covered thereby. Company has not received any notice that any tax deficiency or delinquency has been or may be asserted against Company. There are no audits relating to taxes of Company pending or in process or, to the knowledge of Company, threatened. Company is not currently the beneficiary of any waiver of any statute of limitations in respect of taxes nor of any extension of time within which to file any tax return or to pay any tax assessment or deficiency. There are no liens or encumbrances relating to taxes on or threatened against any of the assets of Company. Company has withheld and paid all taxes required by law to have been withheld and paid by it. Neither Company nor any predecessor of Company is or has been a party to any tax allocation or sharing agreement or a member of an affiliated group of corporations filing a consolidated Federal income tax
return.   Company has delivered to Pentegra correct and complete copies of
Company's three most recently filed annual state, local and Federal income tax returns, together with all examination reports and statements of deficiencies assessed against or agreed to by Company during the three calendar year period preceding the date of this Agreement. Company has neither made any payments, is obligated to make any payments, or is a party to any agreement that under any circumstance could obligate it to make any payments that will not be deductible under Code section 280G.

    (b) No Shareholder presently intends to dispose of any of the shares of Pentegra Common Stock to be received hereunder nor is a party to any plan, arrangement or agreement for the disposition of such shares. Company and Shareholders have no knowledge, after due inquiry, of any such intent, plan,
arrangement or agreement by any Shareholder.   Nothing contained herein shall
prohibit Shareholders from selling such shares of Pentegra Common Stock after the designated holding period and in accordance with SECTION 12.1 hereof.

    2.18 COMMISSIONS AND FEES. There are no claims for brokerage commissions or finder's or similar fees in connection with the transactions contemplated by this Agreement which may be now or hereafter asserted against Pentegra, Company or Company's shareholders resulting from any action taken by Company or any Shareholder or their respective agents or employees, or any of them.

    2.19 LIABILITIES; DEBT. Except to the extent reflected or reserved against on the Balance Sheet, Company did not have, as of the Balance Sheet Date, and has not incurred since that date and will not have incurred as of the Closing Date, any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, other than those incurred in the ordinary course of business or as set forth on EXHIBIT 2.16. Company and Shareholders do not know, or have reasonable grounds to know, of any basis for the assertion against Company or any Shareholder as of the Balance Sheet Date, of any claim or liability of any nature in any amount not fully reflected or reserved against on the Balance Sheet, or of any claim or liability of any nature arising since that date other than those incurred in the ordinary course of business or contemplated by this Agreement. All indebtedness of Company (including without limitation, indebtedness for borrowed money, guaranties and capital lease obligations) is described on EXHIBIT 2.19 attached hereto.

    2.20 INSURANCE POLICIES. Company, each Shareholder and each licensed professional of Company carries property, liability, malpractice, workers' compensation and such other types of insurance as is customary in the industry. Valid and enforceable policies in such amounts are outstanding and duly in force and will remain duly in force through the Closing Date. All such policies are described in EXHIBIT 2.20 attached hereto and true and correct copies have been
delivered to Pentegra.   Neither Shareholders nor Company have not received
notice or other communication from the issuer of any such insurance policy cancelling or amending such policy or threatening to do so. Neither Company, nor any Shareholder nor any licensed professional employee of Company has any outstanding claims, settlements or premiums owed against any insurance policy.

    2.21 EMPLOYEE BENEFIT PLANS. Except as set forth on EXHIBIT 2.21 attached hereto, Company has neither established, nor maintains, nor is obligated to make contributions to or under or otherwise participate in, (a) any bonus or other type of compensation or employment plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document); (b) any pension, profit-sharing, retirement or other plan, program or arrangement; or (c) any other employee benefit plan, fund or program, including, but not limited to, those described in SECTION 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). All such plans listed on EXHIBIT
2.20 (individually "Company Plan," and collectively "Company Plans") have been operated and administered in all material respects in accordance with all applicable laws, rules and regulations, including without limitation, ERISA, the Internal

Revenue Code of 1986, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those Federal agencies responsible for the administration of such laws. No act or failure to act by Company has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the Company Plans. No "reportable event" (as defined in ERISA) has occurred with respect to any of the Company Plans. Company has not previously made, is not currently making, and is not obligated in any way to make, any contributions to any multiemployer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980. With respect to each Company Plan, either (i) the value of plan assets (including commitments under insurance contracts) is at least equal to the value of plan liabilities or (ii) the value of plan liabilities in excess of plan assets is disclosed on the Balance Sheet, all as of the Closing Date.

    2.22 ADVERSE AGREEMENTS. Company is not, and will not be as of the Closing Date, a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation that materially and adversely affects the condition (financial or otherwise), operations, assets, liabilities, business or prospects of Company, the Business or the Assets.

    2.23 COMPLIANCE WITH LAWS IN GENERAL. Company, Shareholders and Company's licensed professional employees, and the conduct of the Business and use of the Assets, have complied with all applicable laws, rules, regulations and licensing requirements, including, without limitation, the Federal Environmental Protection Act, the Occupational Safety and Health Act, the Americans with Disabilities Act and any environmental laws and medical waste laws, and there exist no violations by Company, any Shareholder or any licensed professional employee of Company of any Federal, state or local law or regulation. Company and Shareholders have not received any notice of a violation of any Federal, state and local laws, regulations and ordinances relating to the operations of the Business and Assets and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by Company.

    2.24 THIRD PARTY PAYORS.   Company, Shareholders and each licensed
professional employee or independent contractor of Company has timely filed all claims or other reports required to be filed with respect to the purchase of services by third-party payors, and all such claims or reports are complete and accurate, and has no liability to any payor with respect thereto. There are no pending appeals, overpayment determinations, adjustments, challenges, audit, litigation or notices of intent to open Medicare or Medicaid claim determinations or other reports required to be filed by Company, any Shareholder and each licensed professional employee of Company. Neither Company, nor any Shareholder, nor any licensed professional employee of Company has been convicted of, or pled guilty or nolo contendere to, patient abuse or negligence, or any other Medicare or Medicaid program related offense and none has committed any offense which may serve as the basis for suspension or exclusion from the Medicare and Medicaid programs or any other third party payor program. With respect to payors, Company, Shareholders and Company's licensed professional employees has not (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failed to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with the intent to fraudulently secure such benefit or payment; and (d) violated any applicable state anti-remuneration or self-referral statutes, rules or regulations.

    2.25 NO UNTRUE REPRESENTATIONS. No representation or warranty by Company or Shareholders in this Agreement, and no Exhibit or certificate issued or executed by, or information furnished by, officers or directors of Company or any Shareholder and furnished or to be furnished to Pentegra pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading.

    2.26 BANKING RELATIONS. Set forth in EXHIBIT 2.26 is a complete and accurate list of all arrangements that Company has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

    2.27 OWNERSHIP INTERESTS OF INTERESTED PERSONS; COMPETITORS. No officer, employee, director or stockholder of Company, or their respective spouses, children or affiliates, owns directly or indirectly, on an individual or joint basis, any interest in, has a compensation or other financial arrangement with, or serves as an officer or director of, any customer or supplier or competitor of Company or any organization that has a material contract or arrangement with Company.

    2.28 PAYORS. EXHIBIT 2.28 sets forth a true, complete and correct list of the names and addresses of each payor of Company's services which accounted for more than 10% of revenues of Company in the preceding fiscal year. Company has good relations with all such payors and other material payors of Company and none of such payors has notified Company that it intends to discontinue its relationship with Company or to deny any claims submitted to such payor for payment.


SECTION 3.    REPRESENTATIONS AND WARRANTIES OF PENTEGRA.

    Pentegra hereby represents and warrants to Company and Shareholders as follows:

    3.1 CORPORATE EXISTENCE: GOOD STANDING. Pentegra is a corporation duly organized and existing and in good standing under the laws of the State of Delaware.

    3.2 POWER AND AUTHORITY; CONSENTS. Pentegra has corporate power to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered by it pursuant to this Agreement or to be executed and delivered on the Closing Date, and has taken all actions required by law, its Certificate of Incorporation, its Bylaws or otherwise, to authorize the execution, delivery and performance of this Agreement and such related
documents.   This Agreement and all agreements and documents executed and delivered in connection herewith have been, or will be as of the Closing Date, duly executed and delivered by Pentegra and constitute or will constitute the legal, valid and binding obligations of Pentegra, enforceable against Pentegra in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. The execution and delivery of this Agreement, and the agreements executed and delivered pursuant to this Agreement or to be executed and delivered on the Closing Date, do not, and, the consummation of the actions contemplated hereby will not, violate any provision of the Certificate of Incorporation or Bylaws of Pentegra or any provisions of, or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, rent, instrument, order, arbitration award, judgment or decree to which Pentegra is a party or by which Pentegra is bound, or violate any material restrictions of any kind to which Pentegra is subject, or result in any lien or encumbrance on any of Pentegra's assets. Other than as have been obtained or as would not have a material adverse effect, there are no consents of any person or entity required for the transaction contemplated hereby on behalf of Pentegra.

    3.3 PERMITS, LICENSES AND GOVERNMENTAL AUTHORIZATIONS. All building or other permits, certificates of occupancy, concessions, grants, franchises, licenses, certificates of need and other governmental authorizations and approvals required for the conduct of the business of Penegra or waivers thereof, have been duly obtained and are in full force and effect, except as would not have a material adverse effect upon Pentegra. Other than as would not have a material adverse effect, there are no proceedings pending or, to the knowledge of Pentegra, threatened, which may result in the revocation, cancellation or suspension, or any adverse modification, of any such licenses or permits.

    3.4 LEGAL PROCEEDINGS. Other than as would not have a material adverse effect, neither Pentegra nor its business or assets is subject to any pending, nor does Pentegra have knowledge of any threatened, litigation, governmental investigation, condemnation or other proceeding against or relating to or affecting Pentegra, its business, assets or the transactions contemplated by this Agreement, and, to the knowledge of Pentegra, no basis for any such action exists, nor is there any legal impediment of which Pentegra has knowledge to the continued operation of its business or the use of its Assets in the ordinary course.

    3.5 TAXES. Pentegra has filed all tax returns (including tax reports and other statements) required to have been filed by it, and has paid all taxes (including any interest, penalty or additions thereto) required to have been paid by it, other than as would not have a material adverse effect. Pentegra has not received any notice that any tax deficiency or delinquency has been or may be asserted against Pentegra. There are no audits relating to taxes of Pentegra pending or in process or, to the knowledge of Pentegra, threatened. Pentegra is not currently the beneficiary of any waiver of any statute of limitations in respect of taxes nor of any extension of time within which to file any tax return or to pay any tax assessment or deficiency.

    3.6 COMMISSIONS AND FEES. Pentegra has not incurred any obligation for any finder's, broker's or similar fees in connection with the transactions contemplated hereby.

    3.7 CAPITAL STOCK. The issuance and delivery by Pentegra of shares of Pentegra Common Stock in connection with the reorganization contemplated hereby will be as of the Closing Date duly and validly authorized by all necessary corporate action on the part of Pentegra. The Pentegra Common Stock to be issued in connection with the reorganization contemplated hereby, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

    3.8 NO UNTRUE REPRESENTATIONS. No representation or warranty by Pentegra in this Agreement, and no Exhibit or certificate issued by officers or directors of Pentegra and furnished or to be furnished to Company or any Shareholder pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading.


SECTION 4.    COVENANTS OF COMPANY AND SHAREHOLDERS.

    Company and Shareholders, jointly and severally, agree that between the date hereof and the Closing Date:

    4.1 CONSUMMATION OF AGREEMENT; EXHIBITS. Company and Shareholders shall use their best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions. Company and Shareholders agree to complete the Exhibits hereto to be provided by them in form and substance satisfactory to Pentegra.

    4.2 BUSINESS OPERATIONS. Company and Shareholders shall operate the Business and use the Assets in the ordinary course. Company and Shareholders shall not enter into any lease, contract, indebtedness, commitment, purchase or sale or acquire or dispose of any capital asset relating to the Business or the Assets except in the ordinary course of business. Company and Shareholders shall use their best efforts to preserve the Business and Assets intact and shall not take any action that would have an adverse effect on the Business or Assets. Company and Shareholders shall use their best efforts to preserve intact the relationships with payors, customers, suppliers, patients and others having significant business relations with Company. Company and Shareholders shall collect its receivables and pay its trade payables in the ordinary course of business. Company and Shareholdes shall not introduce any new method of management, operations or accounting.

    4.3 ACCESS AND NOTICE. Company and Shareholders shall permit Pentegra and its authorized representatives access to, and make available for inspection, all of the assets and business of Company, the Business and the Assets, including employees, customers and suppliers and permit Pentegra and its authorized representatives to inspect and make copies of all documents, records and information with respect to the business or assets of Company, the Business or the Assets as Pentegra or its representatives may request. Company and Shareholders shall promptly notify Pentegra in writing of (a) any notice or communication relating to a default or event that, with notice or lapse of time or both, could become a default, under any contract, commitment or obligation to which Company is a party or relating to the Business or the Assets, and (b) any adverse change in Company's or the Business' financial condition or the Assets.

    4.4 APPROVALS OF THIRD PARTIES AND PERMITS AND CONSENTS. Company and Shareholders shall use their best efforts to secure all necessary approvals and consents of third parties to the consummation of the transactions contemplated hereby, including consents described on EXHIBIT 2.4. Company and Shareholders shall use their best efforts to obtain all licenses, permits, approvals or other authorizations required under any law, rule, regulation, or otherwise to provide the services of the Practice contemplated by the Service Agreement and to conduct the intended business of the Practice and operate the Business and use the Assets.

    4.5 ACQUISITION PROPOSALS. From the execution of this Agreement until the earlier of Closing or the termination of this Agreement in accordance with the provisions hereof, Company and Shareholders shall not, and shall use its best efforts to cause Company's employees, agents and representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer, including without limitation, any proposal or offer to any Shareholder, with respect to a merger, acquisition, consolidation or similar transaction involving, or the purchase of all or any significant portion of the assets or any equity securities of Company or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to such proposal or offer, and Company and Shareholders will immediately cease any such activities, discussions or negotiations heretofore conducted with respect to any of the foregoing. Company and Shareholders shall immediately notify Pentegra if any such inquiries or proposals are received.

    4.6 FUNDING OF ACCRUED EMPLOYEE BENEFITS. Company hereby covenants and agrees that it will take whatever steps are necessary to pay or fund completely for any accrued benefits, where applicable, or vested accrued benefits for which Company or any entity might have any liability whatsoever arising from any insurance, pension plan, employment tax or similar liability of Company to any employee or other person or entity (including, without limitation, any Company Plan and any liability under employment contracts with Company) allocable to services performed prior to the Closing Date. Company and Shareholders acknowledge that the purpose and intent of this covenant is to assure that Pentegra shall have no unfunded liability whatsoever at any time after the Closing Date with respect to any of Company's employees or similar persons or entities, including, without limitation, any Company Plan for the period prior to the Closing Date.

    4.7 EMPLOYEE MATTERS. Company shall not, without the prior written approval of Pentegra, except as required by law, increase the cash compensation of any Shareholder (other than in the ordinary course of business) or other employee or an independent contractor of Company, adopt, amend or terminate any compensation plan, employment agreement, independent contractor agreement, employee policies and procedures or employee benefit plan, take any action that could deplete the assets of any employee benefit, or fail to pay any premium or contribution due or file any report with respect to any employee benefit plan, or take any other actions with respect to its employees or employee matters which might have an adverse effect upon Company, its business, assets or prospects.

    4.8 DISTRIBUTIONS AND REPURCHASES. No distribution, payment or dividend of any kind will be declared or paid by Company, nor will any repurchase of any of Company's capital stock be approved or effected.

    4.9       REQUIREMENTS TO EFFECT REORGANIZATION.  Company and
Shareholders shall use their best efforts to take, or cause to be taken, all actions necessary to effect the reorganization contemplated hereby under applicable law.

    4.10 ACCOUNTING AND TAX MATTERS. Company and Shareholders will not change in any material respect the tax or financial accounting methods or practices followed by Company (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by law or generally accepted accounting principles. Company and Shareholders will duly, accurately and timely (without regard to any extensions of time) file all returns, information statements and other documents relating to taxes of Company required to be filed by it, and pay all taxes required to be paid by it, on or before the Closing Date.

    4.11 WAIVER OF BULK TRANSFER COMPLIANCE. Pentegra, Shareholders and Company hereby waive any compliance with the applicable state Bulk Transfers
Act, if any.   Company and Shareholders covenant and agree that all of the creditors with respect to the Business and the Assets will be paid in full by Company prior to the Closing Date, except to extent that any liability to such creditors is assumed by Pentegra pursuant to this Agreement. If required by Pentegra, Company and Shareholders shall furnish Pentegra with proof of payment of all creditors with respect to the Business and the Assets. Notwithstanding the foregoing, Company and Shareholders may dispute the validity or amount of any such creditor's claim without being deemed to be in violation of this SECTION 4.11, provided that such dispute is in good faith and does not unreasonably delay the resolution of the claim and provided, further that Company and Shareholders agree to indemnify and bond Pentegra for such amounts as is satisfactory to Pentegra.

    4.12 LEASE. If Company leases any of its premises from any Shareholder or other affiliate of Company or any shareholder of Company, Pentegra shall have entered into a building lease (the "Building Lease") with the owner of such premises on terms and conditions satisfactory to Pentegra, the terms and conditions of which shall include, without limitation, (i) a five year initial term plus three five-year renewal options, (ii) a lease rate equal to the fair market value lease rate, as agreed to by Pentegra, and
(iii) such other provisions to be acceptable to Pentegra.

    4.13 HIRING OF EMPLOYEES. Company and Shareholders shall cooperate with all requests made by Pentegra for the purpose of allowing Pentegra to hire those non-dentist employees of Company designated by Pentegra, such employment to be effective as of the Closing Date. Notwithstanding the above, Company and Shareholders shall remain liable under any Company Plans for any claims incurred by any employees or their spouses or dependents, and for all compensation, bonuses, benefits and other such items and other liabilities related to Company's employees incurred by Company prior to the Closing Date.

    4.14 EMPLOYEE BENEFIT PLANS. Company agrees and acknowledges that all employees of Company hired by Pentegra pursuant to SECTION 4.13 above, shall be treated as "leased employees" (as defined in Code Section 414(n)) of Company and shall be treated as Clinic employees for purposes of eligibility and participation in Company Plans.

    4.15 INSURANCE. Company shall cause Pentegra and its affiliates to be named as an additional insured on its liability insurance programs, effective as of the Closing Date.

    4.16 FORMATION OF THE PRACTICE. The Shareholders shall have formed a limited liability company, partnership or other legal entity (the "Practice") approved by Pentegra for the purpose of practicing dentistry and entering into the Service Agreement. The Practice shall be duly organized, in existing and in good standing under the laws of the State in which the practice of dentistry is conducted by the Shareholders and the Practice. The Practice shall have all necessary power to own all of its assets and to carry on its business as such business is now being conducted. The Shareholders shall be the sole member/shareholder/partner of the Practice and own all such interests free of all security interests, claims, encumbrances and liens. Each interest in the Practice shall be legally and validly issued and fully paid and nonassessable. There shall be no outstanding (a) bonds, debentures, notes or other obligations the holders of which have the right to vote with the members/partners/shareholders of the Practice on any matter, (b) securities of the Practice convertible into equity interests in the Practice, or (c) commitments, options, rights or warrants to issue any such equity interests in the Practice, to issue securities of the Practice convertible into such equity interests, or to redeem any securities of the Practice. No interests of the Practice shall have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of the Practice's members/partners/shareholders. The Practice shall quality to do business as a foreign entity in any other state or jurisdiction by reason of its business, properties or activities in or relating to such other state or jurisdiction.
 The Company shall have transferred the Excluded Assets set forth on EXHIBIT
4.16 to the Practice and shall have caused the Practice to assume the Excluded Liabilities set forth on EXHIBIT 4.16 in exchange for equity interest in the Practice, and the Company shall have distributed such equity interests in the Practice to the Shareholders.

    4.17 CORPORATE RECORDS. True and correct copies of the Articles of Organization/Partnership Agreement\Articles of Incorporation, Bylaws/Regulations and minutes of the Practice and all amendments thereto of the Practice shall have been delivered to Pentegra and shall be in form and substance satisfactory to Pentegra. The minute books of the Practice shall contain all accurate minutes of the meetings of and consents to actions taken without meetings of the members\managers/partners/board of directors of the Practice since its formation. The books of account of the Practice shall have been kept accurately in the ordinary course of business and the revenues, expenses, assets and liabilities of the Practice shall have been properly recorded in such books.

    4.18 POWER AND AUTHORITY FOR TRANSACTIONS. The Practice shall have the power to execute, deliver and perform its obligations under all agreements and other documents to be executed and delivered by it pursuant to this Agreement, including without limitation, the Service Agreement and each Employment Agreement or to be executed and delivered on the Closing Date, and has taken all action required by law, its Organization/Partnership Agreement/Articles of Incorporation, its Bylaws/Regulations or otherwise, to authorize the execution, delivery and performance of such documents. The Service Agreement, the Employment Agreement and the other agreements contemplated hereby shall have been duly executed and delivered by the Practice and constitute or will constitute the legal, valid and binding obligations of the Practice enforceable against the Practice in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. The execution and delivery of the Service Agreement, the Employment Agreements and the other agreements contemplated hereby will not violate any provision of the organizational documents of the Practice or any provisions of, or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, rent, instrument, order, arbitration award, judgment or decree to which the Practice is a party or by which the Practice is bound, or violate any material restrictions of any kind to which the Practice is subject, or result in any lien or encumbrance on any of the Practice's assets.

    4.19      NO BUSINESS.  Other than its Articles of
Organization/Partnership Agreement/Articles of Incorporation,
Bylaws/Regulations and as of the Closing Date, the Service Agreement and the Employment Agreements, the Practice shall not be a party to or subject to any agreement, indenture or other instrument.

    4.20 COMPLIANCE WITH LAWS. The Practice shall have complied with all applicable laws, regulations and licensing requirements and have filed with the proper authorities all necessary statements and reports.


SECTION 5.    COVENANTS OF PENTEGRA.

    Pentegra agrees that between the date hereof and the Closing:

    5.1 CONSUMMATION OF AGREEMENT; EXHIBITS. Pentegra shall use its best efforts to cause the consummation of the transactions contemplated
hereby in accordance with their terms and provisions.   Pentegra agrees to
complete the Exhibits hereto to be provided by it.

    5.2 APPROVALS OF THIRD PARTIES AND PERMITS AND CONSENTS. Pentegra shall use its best efforts to secure all necessary approvals and consents of third parties to the consummation of the transactions contemplated hereby.

SECTION 6.    COVENANTS OF PENTEGRA AND COMPANY AND SHAREHOLDERS.

    Pentegra, Shareholders and Company agree as follows:

    6.1       FILINGS; OTHER ACTIONS.   Pentegra, Company and Shareholders
shall cooperate to promptly prepare and file with the Securities Exchange Commission ("SEC") the Registration Statement on Form S-1 (or other appropriate Form) to be filed by Pentegra in connection with its Initial Public Offering (including the prospectus constituting a part thereof, the "Registration Statement"). Pentegra shall obtain all necessary state securities laws or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Company and Shareholders shall furnish all information concerning Company and Shareholders as may be reasonable requested in connection with any such action.

    Company and Shareholder represent and warrant that none of the information or documents supplied or to be supplied by it specifically for inclusion in the Registration Statement, by exhibit or otherwise, will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act of 1933, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Company and Shareholders shall be entitled to review the Registration Statement and each amendment thereto, if any, prior to the time each becomes effective under the Securities Act of 1933.

    Company and Shareholders shall furnish Pentegra will all information concerning themselves, their subsidiaries, if any, directors, officers and stockholders and such other matters as may be reasonable requested by Pentegra in connection with the preparation of the Registration Statement and each amendment or supplement thereto, or any other statement, filing, notice or application made by or on behalf of each such party or any of its subsidiaries to any governmental entity in connection with the transactions contemplated by the Other Agreements or this Agreement.

SECTION 7.    PENTEGRA CONDITIONS PRECEDENT.

    The obligations of Pentegra hereunder are subject to the fulfillment at or prior to the Closing of each of the following conditions:

    7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company and Shareholders contained herein shall have been true and correct in all respects when initially made and shall be true and correct in all respects as of the Closing Date.

    7.2 COVENANTS AND CONDITIONS. Company and Shareholders shall have performed and complied with all covenants and conditions required by this Agreement to be performed and complied with by Company and Shareholders prior to the Closing Date.

    7.3 PROCEEDINGS. No action, proceeding or order by any court or governmental body shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

    7.4 NO MATERIAL ADVERSE CHANGE. No material adverse change in the condition (financial or otherwise), operations, assets, liabilities, business or prospects of Company shall have occurred since the Balance Sheet Date.

    7.5 DUE DILIGENCE REVIEW. By the Closing Date, Pentegra shall have completed a due diligence review of the business, operations and financial statements of Company, the Business and the Assets, the results of which shall be satisfactory to Pentegra in its sole discretion.

    7.6 APPROVAL BY THE BOARD OF DIRECTORS. This Agreement and the transactions contemplated hereby shall have been approved by the Board of Directors of Pentegra or a committee thereof.

    7.7 SERVICE AGREEMENT; GUARANTY AGREEMENT. The Practice and Pentegra shall have executed and delivered a Service Agreement (the "Service Agreement"), in substantially the form attached hereto as EXHIBIT 7.7, pursuant to which Pentegra will provide management services to the Practice. Each Shareholder shall have executed and delivered a Guaranty Agreement in substantially the form attached as EXHIBIT 4.10 of the Service Agreement pursuant to which Shareholder shall, among other things, guaranty the obligations of the Practice under the Service Agreement.

    7.8 EMPLOYMENT ARRANGEMENTS. Company shall have terminated, and caused each shareholder of Company that has an existing employment agreement with Company to have terminated his or her employment agreement with Company and shall have executed an employment agreement ("Employment Agreement") with the Practice in form and substance attached hereto as EXHIBIT 7.8 and otherwise satisfactory to Company and Pentegra.

    7.9 CONSENTS AND APPROVALS. Company and Shareholders shall have obtained all necessary government and other third-party approvals and consents.

    7.10 CLOSING DELIVERIES. Pentegra shall have received all documents, duly executed in form satisfactory to Pentegra and its counsel, referred to in SECTION 9.1.

    7.11 DEBT AND RECEIVABLES. There shall be no indebtedness, receivables or payables between Company and its shareholders or affiliates and Company shall not have any liabilities, including indebtedness, guaranties and capital leases, that are not set forth on EXHIBIT 2.19.

    7.12 INSURANCE. Company and Shareholders shall have named Pentegra as an additional insured on their liability insurance program in accordance with SECTION 4.15.

    7.13 NO CHANGE IN WORKING CAPITAL. There shall have been no material change in the working capital of Company since the Balance Sheet Date.

    7.14 SECURITIES APPROVAL. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the date that the Registration Statement is declared effective by the SEC, Pentegra shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. The Pentegra Common Stock shall have been approved for listing on Nasdaq or other exchange selected by Pentegra, subject only to official notification of issuance.

SECTION 8.    COMPANY'S AND SHAREHOLDERS' CONDITIONS PRECEDENT.

    The obligations of Company and Shareholders hereunder are subject to fulfillment at or prior to the Closing of each of the following conditions:

    8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Pentegra contained herein shall have been true and correct in all respects when initially made and shall be true and correct in all respects as of the Closing Date.

    8.2 COVENANTS AND CONDITIONS. Pentegra shall have performed and complied with all covenants and conditions required by this Agreement to be performed and complied with by Pentegra prior to the Closing Date.

    8.3 PROCEEDINGS. No action, proceeding or order by any court or governmental body shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

    8.4 CLOSING DELIVERIES. Company shall have received all documents, duly executed in form satisfactory to Company and its counsel, referred to in
SECTION 9.2.

    8.5 SECURITIES APPROVAL. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the date that the Registration Statement is declared effective by the SEC, Pentegra shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. The Pentegra Common Stock shall have been approved for listing on Nasdaq or other exchange selected by Pentegra, subject only to official notification of issuance.

SECTION 9.    CLOSING DELIVERIES.

        9.1 DELIVERIES OF COMPANY AND SHAREHOLDERS. Within five business days after requested by Pentegra, Company and Shareholders shall deliver to Pentegra the following, all of which shall be in a form satisfactory to counsel to Pentegra and shall be held by Jackson & Walker, L.L.P. (counsel for Pentegra) in escrow pending Closing, pursuant to an escrow agreement or letter agreement in form and substance mutually acceptable to the parties hereto:

        (a) an executed original Service Agreement and executed originals of all documents required by that agreement, including but not limited to the Guaranty Agreement and security agreement referred to therein;

        (b)   executed Employment Agreements;

        (c) a copy of the resolutions of the Board of Directors of Company authorizing the execution, delivery and performance of this Agreement, the Service Agreement, the Employment Agreements and all related documents and agreements each certified by the Secretary as being true and correct copies of the original thereof;

        (d) executed merger certificate and/or plan as required by applicable state law;

        (e) an assignment of each contract, agreement and lease being assigned to and assumed by Pentegra and the original stock certificates together with blank stock powers representing the outstanding shares of Company common stock;

        (f) certificates of the Shareholders and a duly authorized officer of Company dated as of the Closing Date, (i) as to the truth and correctness of the representations and warranties of Company and Shareholder contained herein; (ii) as to the performance of and compliance by Company and Shareholder with all covenants contained herein; and (iii) certifying that all conditions precedent of Company and Shareholders to the Closing have been satisfied;

        (g) a certificate of the Secretary of Company certifying as to the incumbency of the directors and officers of Company and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of Company;

        (h) a certificate, dated within 30 days of the Closing Date, of the Secretary of the State of incorporation of Company and any state of required foreign qualification of Company establishing that Company is in existence and is in good standing to transact business in its state of incorporation;

        (i) an opinion of counsel to Company and Shareholder opining as to the execution and delivery of this Agreement and the other documents and agreements to be executed pursuant hereto, the good standing and authority of Company, the enforceability of this Agreement and the other agreements and documents to be executed in connection herewith, and other matters reasonably requested by Pentegra;

        (j)   non-foreign affidavits executed by Company;

        (k) all authorizations, consents, approvals, permits and licenses referred to in SECTIONS 2.3 and 2.4;

        (l) an executed Registration Rights Agreement between Pentegra and Company, in substantially the form attached hereto as EXHIBIT 9.1(l) (the "Registration Rights Agreement"); and

        (m) such other instruments and documents as reasonably requested by Pentegra to carry out and effect the purpose and intent of this Agreement.

        9.2 DELIVERIES OF PENTEGRA. On or before the Closing Date, Pentegra shall deliver to Company and Shareholders, the following, all of which shall be in a form satisfactory to counsel to Company and Shareholders and shall be held by Jackson & Walker, L.L.P. (counsel for Pentegra) in escrow pending Closing, pursuant to an escrow agreement or letter agreement in form and substance mutually acceptable to the parties hereto:

        (a)   the Merger Consideration;

        (b)   an executed Service Agreement;

        (c) an assumption of each contract, agreement and lease being assigned to and assumed by Pentegra;

        (d) a copy of the resolutions of the Board of Directors of Pentegra (or a committee thereof) authorizing the execution, delivery and performance of this Agreement and all related documents and agreements each certified by the Secretary as being true and correct copies of the original thereof;

        (e) certificates of the President of Pentegra, dated as of the Closing Date, (i) as to the truth and correctness of the representations and warranties of Pentegra contained herein; (ii) as to the performance of and compliance by Pentegra with all covenants contained herein; and (iii) certifying that all conditions precedent of Pentegra to the Closing have been satisfied;

        (f) a certificate of the Secretary of Pentegra certifying as to the incumbency of the directors and officers of Pentegra and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of Pentegra;

        (g) certificates, dated within 30 days of the Closing Date, of the Secretary of the State of Delaware establishing that Pentegra is in existence and are in good standing to transact business in the State of Delaware and the State of incorporation of Company;

        (h) an opinion of counsel to Pentegra opining as to the execution and delivery of this Agreement and the other documents and agreements to be executed pursuant hereto, the good standing and authority of Pentegra, the enforceability of this Agreement and the other agreements and documents to be executed in connection herewith, and other matters reasonably requested by Company;

        (i)   the executed Registration Rights Agreement; and

        (j) such other instruments and documents as reasonably requested by Company to carry out and effect the purpose and intent of this Agreement.

SECTION 10. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

   10.1 NATURE AND SURVIVAL. All statements contained in this Agreement or in any Exhibit attached hereto, any agreement executed pursuant hereto, and any certificate executed and delivered by any party pursuant to the terms of this Agreement, shall constitute representations and warranties of Company and Shareholders, jointly and severally, or of Pentegra, as the case may be. All such representations and warranties, and all representations and warranties expressly labeled as such in this Agreement shall survive the date of this Agreement and the Closing Date for a period of five (5) years following the Closing Date, except that (i) the representations and warranties with respect to environmental and medical waste laws and health care laws and matters shall survive for a period of fifteen (15) years and tax representations shall survive until one year after the expiration of the applicable statute of limitations. Each party covenants with the other parties not to make any claim with respect to such representations and warranties, against any party after the date on which such survival period shall terminate. No party shall be entitled to claim indemnity from any other party pursuant to SECTION 10.2 or 10.3 hereof, unless such party has timely given the notice required in SECTION 10.2, 10.3 or 10.4 hereof, as the case may be. Each party hereby releases, acquits and discharges the other party from any and all claims and demands, actions and causes of action, damages, costs, expenses and rights of setoff with respect to which the notices required by SECTION 10.2, 10.3 or 10.4, as applicable, are not timely provided.

   10.2       INDEMNIFICATION BY PENTEGRA.  PENTEGRA (FOR PURPOSES OF THIS
SECTION 10.2 AND, TO THE EXTENT APPLICABLE, SECTION 10.4, "INDEMNITOR"), SHALL INDEMNIFY AND HOLD COMPANY AND ITS SHAREHOLDERS, AGENTS AND EMPLOYEES (EACH OF THE FOREGOING, INCLUDING COMPANY AND SHAREHOLDERS, FOR PURPOSES OF THIS SECTION 10.2 AND, TO THE EXTENT APPLICABLE, SECTION 10.4, AN "INDEMNIFIED PERSON"), HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, LOSSES, DAMAGES, ACTIONS, SUITS, COSTS, DEFICIENCIES AND EXPENSES (INCLUDING, BUT NOT LIMITED TO, REASONABLE FEES AND DISBURSEMENTS OF COUNSEL THROUGH APPEAL) ARISING FROM OR BY REASON OF OR RESULTING FROM:

        (A) ANY BREACH BY INDEMNITOR OF ANY REPRESENTATION, WARRANTY, AGREEMENT OR COVENANT CONTAINED IN THIS AGREEMENT (INCLUDING THE EXHIBITS HERETO) AND EACH DOCUMENT, CERTIFICATE OR OTHER INSTRUMENT FURNISHED OR TO BE FURNISHED BY INDEMNITOR HEREUNDER, AND

        (B)   AFTER THE CLOSING DATE, INDEMNITOR'S OWNERSHIP OF THE ASSETS, AND

        (C) ANY LIABILITY UNDER THE SECURITIES ACT, THE EXCHANGE ACT OR ANY OTHER FEDERAL OR STATE "BLUE SKY" OR SECURITIES LAWS OR REGULATION, AT COMMON LAW OR OTHERWISE, ARISING OUT OF OR BASED UPON ANY UNTRUE STATEMENT OR ALLEGED UNTRUE STATEMENT OF A MATERIAL FACT RELATING TO PENTEGRA CONTAINED IN ANY PRELIMINARY PROSPECTUS, THE REGISTRATION STATEMENT OR ANY PROSPECTUS FORMING A PART THEREOF, OR ANY AMENDMENT THEREOF OR SUPPLEMENT THERETO, ARISING OUT OF OR BASED UPON ANY OMISSION OR ALLEGED OMISSION TO STATE THEREIN A MATERIAL FACT RELATING TO PENTEGRA REQUIRED TO BE STATED THEREIN OR NECESSARY TO MAKE THE STATEMENTS THEREIN NOT MISLEADING.

IN CONNECTION WITH INDEMNITOR'S OBLIGATION TO INDEMNIFY FOR EXPENSES, INDEMNITOR SHALL REIMBURSE EACH INDEMNIFIED PERSON FOR ALL SUCH EXPENSES AS THEY ARE INCURRED BY SUCH INDEMNIFIED PERSON, PROVIDED THAT SUCH INDEMNIFIED PERSON AGREES IN WRITING TO REFUND ALL SUCH REIMBURSED EXPENSES IF AND TO THE EXTENT THAT IT IS FINALLY JUDICIALLY DETERMINED THAT SUCH INDEMNIFIED PERSON IS NOT ENTITLED TO INDEMNIFICATION HEREUNDER.

   10.3 INDEMNIFICATION BY COMPANY AND SHAREHOLDERS. SHAREHOLDERS AND, PRIOR TO THE EFFECTIVE DATE OF THE MERGER, COMPANY (FOR PURPOSES OF THIS
SECTION 10.3 AND, TO THE EXTENT APPLICABLE, SECTION 10.4, "INDEMNITOR"), JOINTLY AND SEVERALLY, SHALL INDEMNIFY AND HOLD PENTEGRA AND ITS AFFILIATES, OFFICERS, DIRECTORS, SHAREHOLDERS, AGENTS AND EMPLOYEES (EACH OF THE FOREGOING, INCLUDING PENTEGRA, FOR PURPOSES OF THIS SECTION 10.3 AND, TO THE EXTENT APPLICABLE, SECTION 10.4, AN "INDEMNIFIED PERSON") HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, LOSSES, CLAIMS, DAMAGES, ACTIONS, SUITS, COSTS, DEFICIENCIES AND EXPENSES (INCLUDING, BUT NOT LIMITED TO, REASONABLE FEES AND DISBURSEMENTS OF COUNSEL THROUGH APPEAL) ARISING FROM OR BY REASON OF OR RESULTING FROM OR WITH RESPECT TO:

        (A) ANY BREACH BY INDEMNITOR OF ANY REPRESENTATION, WARRANTY, AGREEMENT OR COVENANT CONTAINED IN THIS AGREEMENT (INCLUDING THE EXHIBITS HERETO) AND EACH DOCUMENT, CERTIFICATE, OR OTHER INSTRUMENT FURNISHED OR TO BE FURNISHED BY INDEMNITOR HEREUNDER,

        (B) PRIOR TO AND AFTER THE CLOSING DATE, THE INDEMNITOR'S MANAGEMENT AND CONDUCT OF THE BUSINESS AND OWNERSHIP OR OPERATION OF THE ASSETS,

        (C) ANY ALLEGED ACT OR NEGLIGENCE OF INDEMNITOR OR ITS EMPLOYEES, AGENTS AND INDEPENDENT CONTRACTORS IN OR ABOUT COMPANY'S BUSINESS WHETHER ON OR AFTER THE CLOSING DATE,

        (D) ANY VIOLATION BY COMPANY OR ITS SHAREHOLDERS OR THEIR CONSULTANTS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND AFFILIATES OF STATE OR FEDERAL LAWS GOVERNING HEALTHCARE FRAUD AND ABUSE, OR ANY OVERPAYMENT OR OBLIGATION ARISING OUT OF OR RESULTING FROM ACTIONS OF THE COMPANY OR ITS SHAREHOLDERS RELATING TO CLAIMS SUBMITTED TO ANY THIRD PARTY PAYOR, WHETHER ON OR AFTER THE CLOSING DATE,

        (E) TAXES OF COMPANY OR ANY SHAREHOLDER OR ANY OTHER PERSON OR ENTITY RELATED TO OR AFFILIATED WITH THE COMPANY OR SHAREHOLDER ARISING FROM OR AS A RESULT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT,

        (F) ANY LIABILITY OF COMPANY OR THE SHAREHOLDERS FOR COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS' FEES) INCURRED IN CONNECTION WITH THE NEGOTIATION, PREPARATION OF CLOSING OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER DOCUMENTS TO BE EXECUTED IN CONNECTION HEREWITH,

        (G)   ANY ACCRUED UNFUNDED RETIREMENT OR PENSION PLAN LIABILITIES,

        (H)   ANY EXCLUDED LIABILITIES (SET FORTH ON EXHIBIT 4.16), OR

        (I) ANY LIABILITY UNDER THE SECURITIES ACT, THE EXCHANGE ACT OR ANY OTHER FEDERAL OR STATE "BLUE SKY" OR SECURITIES LAWS OR REGULATION, AT COMMON LAW OR OTHERWISE, ARISING OUT OF OR BASED UPON ANY UNTRUE STATEMENT OR ALLEGED UNTRUE STATEMENT OF A MATERIAL FACT RELATING TO COMPANY OR ITS SHAREHOLDERS AND PROVIDED TO PENTEGRA OR ITS COUNSEL BY THE COMPANY OR ITS SHAREHOLDERS SPECIFICALLY FOR INCLUSION IN ANY PRELIMINARY PROSPECTUS, THE REGISTRATION STATEMENT OR ANY PROSPECTUS FORMING A PART THEREOF, OR ANY AMENDMENT THEREOF OR SUPPLEMENT THERETO, ARISING OUT OF OR BASED UPON ANY OMISSION OR ALLEGED OMISSION TO STATE THEREIN A MATERIAL FACT RELATING TO COMPANY OR ITS SHAREHOLDERS REQUIRED TO BE STATED THEREIN OR NECESSARY TO MAKE THE STATEMENTS THEREIN NOT MISLEADING.

IN CONNECTION WITH INDEMNITOR'S OBLIGATION TO INDEMNIFY FOR EXPENSES, INDEMNITOR SHALL REIMBURSE EACH INDEMNIFIED PERSON FOR ALL SUCH EXPENSES AS THEY ARE INCURRED BY SUCH INDEMNIFIED PERSON, PROVIDED THAT SUCH INDEMNIFIED PERSON AGREES IN WRITING TO REFUND ALL SUCH REIMBURSED EXPENSES IF AND TO THE EXTENT THAT IT IS FINALLY JUDICIALLY DETERMINED THAT SUCH INDEMNIFIED PERSON IS NOT ENTITLED TO INDEMNIFICATION HEREUNDER.

   10.4 INDEMNIFICATION PROCEDURE. Within sixty (60) days after Indemnified Person receives written notice of the commencement of any action or other proceeding in respect of which indemnification or reimbursement may be sought hereunder, or within such lesser time as may be provided by law for the defense of such action or proceeding, such Indemnified Person shall notify Indemnitor thereof. If any such action or other proceeding shall be brought against any Indemnified Person, Indemnitor shall, upon written notice given within a reasonable time following receipt by Indemnitor of such notice from Indemnified Person, be entitled to assume the defense of such action or proceeding with counsel chosen by Indemnitor and reasonably satisfactory to Indemnified Person; provided, however, that any Indemnified Person may at its own expense retain separate counsel to participate in such defense. Notwithstanding the foregoing, Indemnified Person shall have the right to employ separate counsel at Indemnitor's expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such Indemnified Person, (a) there are or may be legal defenses available to such Indemnified Person or to other Indemnified Persons that are different from or additional to those available to Indemnitor and which could not be adequately advanced by counsel chosen by Indemnitor, or (b) a conflict or potential conflict exists between Indemnitor and such Indemnified Person that would make such separate representation advisable; provided, however, that in no event shall Indemnitor be required to pay fees and expenses hereunder for more than one firm of attorneys of Indemnified Person in any jurisdiction in any one action or proceeding or group of related actions or proceedings. Indemnitor shall not, without the prior written consent of any Indemnified Person, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding to which such Indemnified Person is a party unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising or potentially arising from or by reason of such claim, action or proceeding.

   10.5 RIGHT OF SETOFF. In the event of any breach of warranty, representation, covenant or agreement by Company or any Shareholder giving rise to indemnification under SECTION 10.3 or SECTION 10.4 hereof, Pentegra shall be entitled to offset the amount of damages incurred by it as a result of such breach of warranty, representation, covenant or agreement against any amounts payable by Pentegra, including the amounts payable under the Service Agreement.

SECTION 11.   TERMINATION.  This Agreement may be terminated:

        (a)   at any time by mutual agreement of all parties;

        (b) at any time by Pentegra if any representation or warranty of Company or any Shareholder contained in this Agreement or in any certificate or other document executed and delivered by Company or any Shareholder pursuant to this Agreement is or becomes untrue or breached in any material respect or if Company or any Shareholder fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within twenty (20) days after receipt of written notice thereof;

        (c) at any time by Company or any Shareholder if any representation or warranty of Pentegra contained in this Agreement or in any certificate or other document executed and delivered by Pentegra pursuant to this Agreement is or becomes untrue or breached in any material respect or if Pentegra fails to comply in any material respect with any covenant or agreement contained herein and such misrepresentation, noncompliance or breach is not cured, waived or eliminated within twenty (20) days after receipt of written notice thereof;

        (d) by Pentegra, Shareholders or Company if the transaction contemplated hereby shall not have been consummated by December 31, 1997; or

        (e) by Pentegra at any time prior to the Closing Date if Pentegra determines in its sole discretion as the result of its legal, financial and operational due diligence with respect to Company, that such termination is desirable and in the best interests of Pentegra.

SECTION 12.   TRANSFER REPRESENTATIONS.

   12.1 TRANSFER RESTRICTIONS. For a period of one year from the Closing Date, Shareholder shall not voluntarily (a) sell, assign, exchange, transfer, encumber, pledge, distribute, appoint or otherwise dispose of (i) any shares of Pentegra Common Stock received by such party hereunder, (ii) any interest (including without limitation, an option to buy or sell) in any shares of Pentegra Common Stock, in whole or in part, and no such attempted transfer shall be treated as effective for any purpose or (b) engage in any transaction, whether or not with respect to any shares of Pentegra Common Stock or any interest therein, the intent or effect of which is to reduce the risk of owning shares of Pentegra Common Stock. The certificates evidencing the Pentegra Common Stock delivered to Company pursuant to the terms hereof will bear a legend substantially in the form set forth below and containing such other information as Pentegra may deem necessary or appropriate:

    The shares represented by this certificate may not be voluntarily sold, assigned, exchanged, transferred, encumbered, pledged, distributed, appointed or otherwise disposed of, and the issuer shall not be required to give effect to any attempted voluntary sale, assignment, exchange, transfer, encumbrance, pledge, distribution, appointment or other disposition prior to _________ [date that is one year from the Closing Date]. Upon the written request of the holder of this certificate, the issuer agrees to remove this restrictive legend (and any stop order placed with the transfer agent) after the date specified above.

   12.2 INVESTMENTS; COMPLIANCE WITH LAW. Shareholders acknowledge that the shares of Pentegra Common Stock to be delivered to Company pursuant to this Agreement have not been and will not be registered under the Securities Act of 1933 and may not be resold without compliance with the Securities Act of 1933. The Pentegra Common Stock to be acquired by Shareholders pursuant to this Agreement is being acquired solely for its own account, for investment purposes only and with no present intention of distributing, selling or otherwise disposing of it in connection with a distribution. Each Shareholder covenants, warrants and represents that none of the shares of Pentegra Common Stock issued to it will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Securities Act, as amended, and the rules and regulations of the Securities Exchange Commission and applicable state securities laws and regulations. All certificates evidencing shares of Pentegra Common Stock shall bear the following legend in addition to the legend referenced in SECTION 12.1.

    The shares represented hereby have not been registered under the Securities Act of 1933 (the "Act") and may only be sold or otherwise transferred if the holder hereof complies with the Act and applicable securities laws.

    In addition, certificates evidencing shares of Pentegra Common Stock shall bear any legend required by the securities or blue sky laws of any state where Company resides.

   12.3 ECONOMIC RISK; SOPHISTICATION. Shareholders are able to bear the economic risk of an investment in Pentegra Common Stock acquired pursuant to this Agreement and can afford to sustain a total loss of such investment and have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the proposed investment and therefore have the capacity to protect their own interests in connection with the acquisition of the Pentegra Common Stock. Shareholders and their representatives have had an adequate opportunity to ask questions and receive answers from the officers of Pentegra concerning any and all matters relating to the background and experience of the officers and directors of Pentegra, the plans for the operations of the business of Pentegra, and any plans for additional acquisitions and the like. Shareholders and their representatives have asked any and all questions in the nature described in the preceding sentence and all questions have been answered to their satisfaction. Shareholders are "accredited investors" as defined in Regulation D of the Securities Act of 1933, as amended.

SECTION 13. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Company and Shareholders recognize and acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain confidential information of Pentegra that is valuable, special and unique assets of Pentegra's businesses. Company and Shareholders agree that it will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, unless (i) such information becomes available to or known by the public generally through no fault of Company or Shareholders, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii), Company and Shareholders shall, if possible, give prior written notice thereof to the other parties hereto, and provide such other parties hereto with the opportunity to contest such disclosure, (iii) Company and Shareholders reasonably believe that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or
(iv) Company and Shareholders are the sole and exclusive owner of such confidential information as a result of the transactions contemplated hereunder or otherwise. In the event of a breach or threatened breach by Company or Shareholders of the provisions of this SECTION 13, Pentegra shall be entitled to an injunction restraining Company and Shareholders from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Pentegra from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. The obligations of the parties under this SECTION 13 shall survive the termination of this Agreement.

SECTION 14.   MISCELLANEOUS.

   14.1 TAX COVENANT. The parties intend that the transactions contemplated by this Agreement will qualify as a reorganization within the meaning of Section 368(a) of the Code. The tax returns (and schedules thereto) of Shareholders, Company and Pentegra shall be filed in a manner consistent with such intention and Shareholders and Pentegra shall each provide the other with such tax information, reports, returns or schedules as may be reasonably required to assist the other in so reporting the transactions contemplated hereby.

    14.2 NOTICES. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery, or by facsimile AND overnight courier, to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

    If to Pentegra:

    Pentegra Dental Group, Inc.
    2999 N. 44th Street, Suite 650
    Phoenix, Arizona 85018
         Attn: President
    Facsimile: (602) 952-0554

    with a copy of each notice directed to Pentegra to:

    James S. Ryan, III, Esquire
    Jackson & Walker, L.L.P.
    901 Main Street
    Dallas, Texas  75202

    Facsimile:  (214) 953-5822

    If to Company and Shareholders:

    To address set forth on EXHIBIT 14.2

         with a copy to:

    Person and address set forth on EXHIBIT 14.2


All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications, properly addressed and postage prepaid with the overnight courier.

   14.3 FURTHER ASSURANCES. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

   14.4 EACH PARTY TO BEAR COSTS. Subject to SECTION 14.12, each of the parties to this Agreement shall pay all of the costs and expenses incurred by such party in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated. Without limiting the generality of the foregoing and whether or not such liabilities may be deemed to have been incurred in the ordinary course of business, Pentegra shall not be liable to or required to pay, either directly or indirectly, any fees and expenses of legal counsel, accountants, auditors or other persons or entities retained by Company or any Shareholder for services rendered in connection with negotiating and closing the transactions contemplated by this Agreement or the documents to be executed in connection herewith, whether or not such costs or expenses are incurred before or after the Closing Date.

   14.5 PUBLIC DISCLOSURES. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior written consent of the other party, provided that the foregoing shall not prohibit any disclosure (a) by press release, filing or otherwise that Pentegra has determined in good faith judgment to be required by Federal securities laws or the rules of the National Association of Securities Dealers, (b) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement, and (c) by Pentegra in connection with the conduct of its Initial Public Offering and conducting an examination of the operations and assets of Company.

   14.6 GOVERNING LAW. THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF INCORPORATION OF Company AND APPLIED WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAWS PRINCIPLES.

   14.7 CAPTIONS. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

   14.8 INTEGRATION OF EXHIBITS. All Exhibits attached to this Agreement are integral parts of this Agreement as if fully set forth herein, and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific representation in which they are explicitly referenced.

   14.9       ENTIRE AGREEMENT/AMENDMENT.   THIS INSTRUMENT, INCLUDING ALL
EXHIBITS ATTACHED HERETO, CONTAINS THE ENTIRE AGREEMENT OF THE PARTIES AND

SUPERSEDES ANY AND ALL PRIOR OR CONTEMPORANEOUS AGREEMENTS BETWEEN THE PARTIES, WRITTEN OR ORAL, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY.

   14.10 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute and be one and the same instrument

   14.11 BINDING EFFECT/ASSIGNMENT. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No party may assign any right or obligation hereunder without the prior written consent of the other parties; provided, however, that Pentegra may assign its rights and delegate its obligations hereunder to any entity that is an affiliate of Pentegra. For purposes of this Agreement an "affiliate" of Pentegra shall include any entity that, through one or more intermediaries is, controlled, controlled by or under common control with, Pentegra. Upon any such assignment prior to the Closing, all references herein to Pentegra (including those to Pentegra Common Stock) shall be deemed to include references to the assignee and the assignee's common stock. Notwithstanding any such assignment, Pentegra shall not, absent a written release from Company, be relieved from its obligations to Company under this Agreement.

   14.12 COSTS OF ENFORCEMENT. In the event that Pentegra, on the one hand, or Company, on the other hand, file suit in any court against any other party to enforce the terms of this Agreement against the other party or to obtain performance by it hereunder, the prevailing party will be entitled to recover all reasonable costs, including reasonable attorneys' fees, from the other party as part of any judgment in such suit. The term "prevailing party" shall mean the party in whose favor final judgment after appeal (if any) is rendered with respect to the claims asserted in the Complaint. "Reasonable attorneys' fees" are those reasonable attorneys' fees actually incurred in obtaining a judgment in favor of the prevailing party.

    14.13 PRORATIONS. Company agrees to reimburse Pentegra at Closing a pro rata portion of all taxes levied upon the Assets for the calendar year in which the Closing occurs. Such taxes shall be estimated, apportioned and pro-rated among Company and Pentegra as of the Closing Date, and the prorated amount due Pentegra shall be credited to the cash portion of the Purchase Consideration. Upon payment by Pentegra of such taxes actually assessed and paid on the Assets, Pentegra shall calculate the apportionment of such taxes and shall pay Company or may demand from Company, and Company agrees to pay, the amount necessary to correct the estimate and proration made at Closing.

   14.14 AMENDMENTS; WAIVERS. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of the terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

   14.15      ARBITRATION.   Upon the request of either Pentegra or the
Companys or Shareholders (hereinafter referred to as a "Party"), whether made before or after the institution of any legal proceeding, any dispute among the parties hereto in any way arising out of, related to, or in connection with this Agreement (hereinafter a "Dispute"), shall be resolved by binding arbitration in accordance with the terms of this Section (hereinafter the "Arbitration Program").

    All Disputes between the Parties shall be resolved by binding arbitration administered by the American Arbitration Association (the "AAA") in accordance with the terms of this Arbitration Program, the Commercial Arbitration Rules of the AAA. In the event of any inconsistency between this Arbitration Program and those rules or statutes, then the terms of this Arbitration Program shall control.

    The parties hereto agree to adhere to all warranties and covenants (as described herein) until such time as the arbitration process has been completed and the arbitrators have determined each party's post-arbitration obligations and responsibilities as it relates to such warranties and covenants. No provision of, nor the exercise of any rights under, this Arbitration Program shall limit the right of any Party at any time to seek or use ancillary or preliminary judicial or non-judicial self help remedies for the purposes of obtaining, perfecting, preserving, or foreclosing upon any personal property in which there has been granted a security interest or lien by a Party in the Documents. In Disputes involving indebtedness or other monetary obligations, each Party agrees that the other Party may proceed against all liable persons, jointly and severally against one or more of them, without impairing rights against other liable persons. Nor shall a Party be required to join the principal obligor or any other liable persons (e.g., sureties or guarantors) in any proceeding against a particular person.
 A Party may release or settle with one or more liable persons as the Party deems fit without releasing or impairing rights to proceed against any persons not so released. All statutes of limitation that would otherwise be applicable shall apply to any arbitration proceeding.

    The party seeking arbitration shall notify the other Party, in writing, of that Party's desire to arbitrate a dispute; and each Party shall, within twenty (20) days from the date such notification is received, select an arbitrator, and those two arbitrators shall select a third arbitrator within ten (10) days thereafter. The issues or claims in dispute shall be committed to writing, separately stated and numbered, and each party's proposed answers or contentions shall be signed below the questions. Failure by a party to select an arbitrator within the prescribed time period shall serve as that Party's acquiescence and acceptance of the other party's selection of arbitrator. The arbitrators shall resolve all Disputes in accordance with the applicable substantive law. Any Dispute shall be decided by a majority vote of three arbitrators, unless the claim or amount in controversy does not exceed $100,000.00, in which case a single arbitrator (who shall have authority to render a maximum award of $100,000.00, including all damages of any kind, costs and fees) may decide the Dispute. The arbitrators may grant any remedy or relief that the arbitrators deem just and equitable and within the scope of this Arbitration Program. The arbitrators may also grant such ancillary relief as is necessary to make effective the award. In all arbitration proceedings the arbitrators shall make specific and written findings of fact and conclusions of law. In all arbitration proceedings in which the amount in controversy exceeds $100,000.00, in the aggregate, the Parties shall have in addition to the statutory right to seek vacation or modification of any award pursuant to applicable law, the right to seek vacation or modification of any award that is based in whole, or in part, on an incorrect or erroneous ruling of law by appeal to an appropriate court having jurisdiction; provided, however, that any such application for vacation or modification of an award based on an incorrect ruling of law must be filed in a court having jurisdiction over the Dispute within 15 days from the date the award in rendered. The arbitrators' findings of fact shall be binding on all Parties and shall not be subject to further review except as otherwise allowed by applicable law.

    To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute with AAA. Arbitration proceedings hereunder shall be conducted where agreed to in writing by the Parties or, in the absence of such agreement in Phoeniz, Arizona or the headquarters of Pentegra if other than Phoeniz, Arizona. The provisions of this Arbitration Program shall survive any termination, amendment, or expiration of the Documents, unless the Parties otherwise expressly agree in writing making specific reference to this Arbitration Program. To the extent permitted by applicable law, the arbitrator shall have the power to award recovery of all costs and fees (including attorney's fees, administrative fees, and arbitrators' fees) to the prevailing Party. This Arbitration Program may be amended, changed, or modified only by a writing which specifically refers to this Arbitration Program and which is signed by all the Parties. If any term, covenant, condition or provision of the Arbitration Program is found to be unlawful or invalid or unenforceable, such illegality or invalidity or unenforceable shall not affect the legality, validity or enforceability of the remaining parts of this Arbitration Program, and all such remaining parts hereof shall be valid and enforceable and have full force and effect as if the illegal, invalid or unenforceable part had not been included. Each Party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosures of information required in the ordinary course of business of the Parties or by applicable law or regulation.

   14.16 SEVERABILITY. If any provision of this Agreement shall be found to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and this Agreement shall be construed and enforced as if such provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect. In lieu of such provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such provision as may be possible and be legal, valid and enforceable.

                                    [End of Page]

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.




                                  OMER K. REED, D.D.S., P.C.


                                  By: /s/ Omer K. Reed
                                     ----------------------------------------
                                  Its:
                                       --------------------------------------



                                  PENTEGRA DENTAL GROUP, INC.



                                  By: /s/ Kim Rozman
                                     ----------------------------------------
                                  Its: Senior VP
                                       --------------------------------------



                                  /s/ Omer K. Reed, D.D.S.
                                  -------------------------------------------
                                  Omer K. Reed, D.D.S.

                                  INDEX TO EXHIBITS

    EXHIBIT                  DESCRIPTION

    Annex I        Merger Consideration
    A              Target Companies
    2.1            Corporate Existence; Good Standing; Shareholders/Ownership
    2.3            Permits and Licenses
    2.4            Consents
    2.8            Leases
    2.10           Real and Personal Property; Encumbrances
    2.12           Patents and Trademarks; Names
    2.13           Directors and Officers; Payroll Information; Employment
                   Agreements
    2.15           Contracts (other than Leases and Employment Agreements)
    2.16           Subsequent Events
    2.19           Debt
    2.20           Insurance Policies
    2.21           Employee Benefit Plans
    2.26           Banking Relations
    2.28           Payors
    4.16           Excluded Assets and Excluded Liabilities
    7.7            Form of Service Agreement
    7.8            Form of Employment Agreement
    9.1(l)         Form of Registration Rights Agreement
    14.2           Addresses for Notice